EXHIBIT 10.2
December 5, 2022
[insert name]
[insert email]
Re: Retention Bonus
Dear [insert name],
You have been identified as a part of the KnowBe4 team whose job responsibilities are deemed critical to meet the demands of the pending merger (the “Merger”) with an affiliate of Vista Equity Partners Management, LLC, including, without limitation, helping to drive the Merger to a successful conclusion and assisting with KnowBe4’s business continuity. As such, we are requesting your continued support and professionalism during this process. In addition, we are offering you an incentive to continue your employment with KnowBe4 through the closing of the Merger in the form of a retention bonus equal to $1,375,000 USD (the “Retention Bonus”), which is governed by the terms and conditions of this letter, (the “Letter”). For purposes of this letter, “KnowBe4” includes its successor entity after the closing of the Merger.
The Retention Bonus will be paid in two equal installments and is subject to your continued employment with KnowBe4 on the terms and conditions set forth below through the applicable vesting dates. The first fifty percent (50%) of the Retention Bonus will vest if you remain employed with KnowBe4 on the terms and conditions set forth below through the closing of the contemplated Merger. The remaining fifty percent (50%) of the Retention Bonus will vest if you remain employed with KnowBe4 on the terms and conditions set forth below through ninety (90) days following the closing of the contemplated Merger. Additionally, the Merger must close in either calendar year 2022 or 2023 for you to receive any portion of the Retention Bonus.
Receipt of the Retention Bonus is also contingent upon you keeping the nonpublic specifics of the Merger confidential.1 You must also remain employed with KnowBe4 through the vesting dates specified above in the same or substantially similar role and perform your assigned work duties (including any additional duties assigned to you in an effort to successfully bring the pending Merger to a close) in a professional manner and at an acceptable level, as determined by KnowBe4 in its sole discretion. You will not be eligible for the Retention Bonus (and the Retention Bonus will not vest) if, prior to and in accordance with the dates specified above, you are no longer employed with KnowBe4 for any reason (other than as a result of a termination without cause, as specifically provided below) or have given notice of your resignation, you breach your confidentiality obligations, you change positions to another role and are no longer performing substantially similar duties as the ones you are performing now, or, prior to the closing of the Merger, you fail to perform your duties to KnowBe4’s expectations.
If the above requirements are met, the Retention Bonus will be issued to you in two lump sum payments in accordance with KnowBe4’s normal payroll cycle, and paid within thirty (30) days following vesting. All such payments will be subject to applicable payroll deductions and tax withholdings (i.e., federal, state, and local tax).
In the event that your employment is involuntarily terminated by KnowBe4 without cause (as determined by KnowBe4 in its sole discretion) prior to you becoming fully vested in the Retention Bonus, you will be eligible to receive the unvested portion of the Retention Bonus, provided that you enter into a general release in a form acceptable to KnowBe4 and you do not revoke your consent within the time period specified in the release. Provided these conditions are met, you will receive the unvested portion of the Retention Bonus within sixty (60) days following your involuntary termination.
This Letter shall be governed by and construed in accordance with the laws of the State of Florida.
1 Nothing in this Letter prevents you from engaging in any statutorily protected activity authorized by applicable law.

This Letter constitutes the entire agreement between the parties pertaining to the subject matter of this Letter. This Letter supersedes and terminates any and all prior agreements or contracts between the parties concerning any stay, retention or similar bonus related to the Merger, but shall not impact, modify, or supersede any other agreements between you and KnowBe4 concerning any other matters. Specifically, you agree and acknowledge that the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”) and any employment agreement previously executed by you shall continue to remain in full force and effect and that the obligations therein shall be in addition to the obligations set forth in this Letter, provided that in the event of any direct conflict between the terms of the documents, the provisions of this Letter shall control. Any amendment or modification of any of the provisions of this Letter must be in writing signed by both parties, and in the case of KnowBe4, by an authorized representative. This Letter does not constitute a guarantee of continued employment for any fixed period of time. Your employment with KnowBe4 remains at-will, and can be terminated at any time with or without cause.
Please sign this agreement within five (5) business days of receipt.

Sincerely,

Stu Sjouwerman

Accepted By:

[insert name]                    Date